Exhibit 4

EMMET, MARVIN & MARTIN, LLP

COUNSELLORS AT LAW

WRITER’S DIRECT DIAL	120 BROADWAY NEW YORK, NEW YORK 10271 _____ (212) 238-3000 _____ FAX: (212) 238-3100 http://www.emmetmarvin.com	177 MADISON AVENUE MORRISTOWN, NEW JERSEY 07960 (973) 538-5600 FAX: (973) 538-6448 1351 WASHINGTON BOULEVARD 2ND FLOOR STAMFORD, CONNECTICUT 06902-4543 (203) 425-1400 FAX: (203) 425-1410

July 17, 2003

The Bank of New York

  as Depositary

101 Barclay Street

New York, New York, 10286

Re:	American Depositary Receipts for Ordinary Shares, Par Value S$1.00 each, of Cycle & Carriage Limited

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement (the "Deposit Agreement") for issuance of American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") for ordinary shares, par value S$1.00 each, of Cycle & Carriage Limited for which you propose to act as Depositary.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the ADRs.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

/s/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP